EXHIBIT 99.1

PRESS RELEASE
First Half 2015 Results

►	Solid organic revenue growth of 6% yoy to €892.1 million in H1 2015, driven by higher cable subscription revenue and double-digit top line growth in mobile telephony and B2B;
► Adjusted EBITDA of €481.4 million in H1 2015, up 5% yoy, driven by accretive multiple-play growth and our continued focus on operational excellence;
► FY 2015 outlook upgraded to reflect solid execution of our customer-centric strategy.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, July 30, 2015 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2015.

HIGHLIGHTS

•
Our continued focus on product quality, innovation and customer experience drove an 8% net increase in triple-play subscribers, while annualized churn across all products strongly improved on a sequential basis;

•
Reached 953,700 mobile postpaid subscribers(8) at June 30, 2015 with a solid inflow of 29,200 net mobile subscribers in Q2 2015 driven by attractive “Family Deal” proposition and handset subsidy offers;

•
Revenue of €892.1 million in H1 2015 and €448.7 million in Q2 2015, both up 6% yoy, driven by solid multiple-play growth, the benefit from selective price increases in January 2015 and double-digit growth in our mobile and B2B activities;

•
Adjusted EBITDA(1) of €481.4 million in H1 2015, up 5% yoy, representing a margin of 54.0%. Adjusted EBITDA of €246.4 million in Q2 2015, +11% yoy, which included a €7.6 million nonrecurring benefit from the resolution of a contingency associated with universal service obligations;

•
Accrued capital expenditures(2) of €161.1 million, around 18% of revenue, impacted by the recognition of the Belgian football broadcasting rights for the 2015-2016 season. Excluding this impact, they were around 15% of revenue due to the timing of planned expenditures and lower set-top box expenditures;

•
Free Cash Flow(3) of €145.1 million for H1 2015, down 4% yoy, as 3% growth in our net cash from operating activities, despite higher cash taxes, was more than offset by higher cash capital expenditures;

•
FY 2015 outlook upgraded: targeting improved top line and Adjusted EBITDA growth of 5-6% and 4-5%, respectively, with accrued capital expenditures around 20% of our revenue leading to Free Cash Flow of €250.0-260.0 million.

As of and for the six months ended	June 2015	June 2014	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	892.1	838.8	6%
Operating Profit	278.1	277.2	—
Net Profit	124.3	48.8	155%
Basic Earnings Per Share	1.07	0.42	155%
Diluted Earnings Per Share	1.06	0.42	152%
Adjusted EBITDA (1)	481.4	460.1	5%
Adjusted EBITDA margin %	54.0%	54.9%
Accrued Capital Expenditures (2)	161.1	187.7	-14%
Accrued Capital Expenditures as % of revenue	18.1%	22.4%
Free Cash Flow (3)	145.1	151.6	-4%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Video	2,063,800	2,092,800	-1%
Basic Video(4)	369,900	431,800	-14%
Enhanced Video(5)	1,693,900	1,661,000	2%
Broadband internet(6)	1,543,400	1,485,800	4%
Fixed telephony(7)	1,187,500	1,111,700	7%
Mobile telephony(8)	953,700	820,600	16%
Triple-play customers	1,058,700	979,000	8%
Services per customer relationship (9)	2.20	2.13	3%
ARPU per customer relationship (€ / month) (9) (10)	48.8	46.6	5%

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

“Telenet can look back at an exciting six months, in which we further boosted our customer propositions, while continuing to invest in our leading HFC network catering to the growth of customers with multiple connected devices, and the anticipated increase in data volumes in the medium term. In the second quarter, we increased data download speeds by 25% for our premium “Whoppa” bundles to up to 200 Mbps, while certain of our business customers now enjoy download speeds of up to 240 Mbps. In the business market, we enriched our reliable and high-speed “FLUO” bundles with the “Anytime” option, enabling unlimited free calling between all fixed-line and mobile Telenet customers. And we want to make sure that all of our existing customers feel they get the most out of their Telenet products, which is why we have started a major campaign to proactively visit our customers. We’re very excited about the first series of customer visits we’ve made and believe we should see a higher customer satisfaction rate going forward, which bodes well for future growth. In mobile, we introduced our “Family Deal” proposition, offering both new and existing “Whop“ and “Whoppa“ triple-play households recurring monthly discounts of €1 and €2, respectively, on their mobile tariff plans, when subscribing to two or more mobile services. And more recently, we revamped our sports pay TV offer, introducing “Play Sports” which will bring a whole new TV experience to sport fans, including a broader selection of sports, 7-day catch-up TV, together with a new application that caters to TV everywhere, live game statistics and summaries. As the new Jupiler Pro League season has just started, we look forward to an exciting second half.
Throughout the second quarter, which is generally a weaker sales quarter due to seasonal patterns in our business, we added nearly 28,000 net subscribers to our advanced fixed services of enhanced video, broadband internet and fixed-line telephony. More importantly, our triple-play bundles “Whop” and “Whoppa” continued to perform well, with the number of triple-play subscribers up 8% yoy, representing around 49% of our customer base at June 30, 2015. I’m especially pleased to see that our customer-centric approach has led to a substantial decrease in our annualized churn levels relative to Q1 when our churn was adversely impacted by the effects from the January 2015 price adjustments. In mobile, we added around 29,000 net postpaid subscribers, which was almost even to the first quarter, despite the intensely competitive environment, driven by our new “Family Deal” proposition and attractive handset subsidy offers. In April 2015, we announced the acquisition of BASE Company NV, which is still subject to regulatory approval. Nevertheless, we’ve started to prepare the transformation of both companies and believe to be well positioned for the future having secured long-term mobile access at attractive terms.
From a financial perspective, our Company continues to perform well as demonstrated by the 6% top line growth we achieved for both Q2 2015 and H1 2015 to €449 million and €892 million, respectively. Our revenue growth was fully organic and driven by solid multiple-play growth, the benefit from the January 2015 price adjustments and double-digit growth in both our mobile and B2B revenue. Our Adjusted EBITDA was up 5% yoy to €481 million in H1 2015, and included a nearly €8 million favorable impact from the resolution of a contingency associated with universal service obligations. This one-off also greatly impacted our Adjusted EBITDA in Q2 2015, up 11%, to €246 million. Excluding this benefit, our underlying Adjusted EBITDA margin in Q2 2015 improved compared to last year as higher interconnection and content-related expenses were offset by lower costs associated with handset subsidies due to timing variances in our campaigns. Accrued capital expenditures of €161 million represented 18% of our revenue for the first half year of 2015, 14% lower compared to H1 last year due to lower set-top box expenditures and capital expenditures for customer installations. Finally, we generated €145 million of Free Cash Flow year-to-date, which represented a decrease of only €7 million compared to last year despite significantly higher cash taxes.
Having thus completed the first six months of the year, in which we delivered top line and Adjusted EBITDA growth of 6% and 5%, respectively, and considering current operating trends and the competitive environment, we feel comfortable in raising our full year outlook. We now see revenue growth” between 5-6%” compared to “between 4-5%” initially, while targeting Adjusted EBITDA growth of “between 4-5%” compared to “around 4%” previously. Our Adjusted EBITDA guidance for the full year takes into account the nonrecurring benefit of nearly €8 million as mentioned above, while we also expect to incur costs as from the second half related to the acquisition and the integration of BASE Company in addition to higher costs related to the aforementioned proactive customer visits. We see accrued capital expenditures, excluding the recognition of the Jupiler pro League broadcasting rights, at “around 20%” of our revenue compared to “around 21%” initially due to the timing of certain planned network investments and general efficiencies in our network upgrade program. Finally, all of this translates into an improved Free Cash Flow outlook of “between €250-260 million” compared to “€240-250 million” initially despite significantly higher cash taxes paid relative to last year.”

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1	Operational highlights

IMPORTANT REPORTING CHANGES

Revenue by nature: In Q1 2015, we changed the way we present the disclosure of our revenue in order to further align with our controlling shareholder and to provide a greater level of transparency on the underlying evolution of (i) our traditional cable subscription revenue, (ii) the revenue generated by our mobile telephony customers, (iii) our B2B revenue and (iv) our other revenue, which includes amongst others the revenue generated from the sale of set-top boxes and handsets, interconnection revenue and carriage fees. We have also applied these changes retroactively to the prior year quarters.

RGU adjustment: In Q1 2015, we changed the way we calculate certain operational key performance indicators to further align with our controlling shareholder. From January 1, 2015, RGUs are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (for instance a primary and a secondary home) that individual will count as two RGUs for that service. This definition adjustment also impacted certain other derived operational parameters, including amongst others multiple-play penetration levels, the number of services per unique customer and the underlying ARPU generated by such unique customers. During the first quarter of 2015, we also modified certain video subscriber definitions to better align these definitions with the underlying services received by our customers and have replaced our “digital cable TV” and “analog cable TV” subscriber definitions with “enhanced video” and “basic video” respectively. We have also applied these changes retroactively to the prior year quarters.

Free Cash Flow: In Q1 2015, we changed our Free Cash Flow definition to further align with our controlling shareholder. From January 1, 2015, Free Cash Flow is defined as net cash provided by our continuing operations, plus cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (i) purchases of property and equipment and purchases of intangibles of our continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in our consolidated statement of cash flows. We have also applied these changes retroactively to the prior year quarters.

Reclassification of certain device-related payments: In Q4 2014, we changed the classification of certain device-related payments from purchases of property and equipment in the investing section of our consolidated cash flow statement to working capital changes and other non-cash items in the operating section of our consolidated cash flow statement. We have applied this classification retroactively to January 1, 2014. Accordingly, €26.7 million of device-related payments during the first six months of 2014 (Q2 2014: €8.3 million) were reclassified to working capital changes and other non-cash items in the operating section of our consolidated cash flow statement. The reclassification of these cash flows did not impact our net results or our Free Cash Flow.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

As of June 30, 2015, we served 2,181,400 customer relationships, which represented approximately 75% of the 2,926,000 homes passed by our leading HFC network. As of June 30, 2015, we provided 4,794,700 services (excluding our mobile RGUs), which was up 2% compared to the prior year period. Our RGU count at June 30, 2015 included 2,063,800 video subscribers, 1,543,400 broadband internet subscribers and 1,187,500 fixed-line telephony RGUs. In addition, approximately 82% of our video subscribers had upgraded to our enhanced video platform at the Q2 2015 quarter-end. We also served 953,700 mobile postpaid subscribers as of June 30, 2015, representing a solid 16% increase compared to Q2 last year despite the intensely competitive environment.

Throughout the second quarter, which is generally a weaker sales quarter due to seasonal patterns in our business, we added 27,700 net subscribers (H1 2015: 61,900) to our advanced fixed services of enhanced video, broadband internet and fixed-line telephony. Relative to Q1 2015 when our annualized churn was adversely impacted by the

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January 2015 price adjustments, annualized churn for our advanced fixed services showed a meaningful sequential decline in the second quarter as we continue to focus on providing an amazing customer experience to each of our 2,181,400 customers on a daily basis. In the quarter, we also increased the data download speeds for our premium “Whoppa” bundle to up to 200 Mbps, reconfirming our status as fastest ISP in our footprint, and in July 2015, we also accelerated proactive visits to our existing customer base to ensure optimal connectivity for our customers to Telenet’s services.

We continued to enjoy solid net subscriber growth for our leading triple-play bundles in Q2 2015, achieving a triple-play subscriber base of 1,058,700 subscribers at June 30, 2015 (+8% year-on-year). At June 30, 2015, we had nearly 49% of our customer relationships subscribing to our triple-play services compared to around 45% at June 30, 2014. The progress in our multiple-play strategy can also be derived from the number of services customers receive from us. At June 30, 2015, our customers subscribed to an average of 2.20 services, up 3% compared to June 30, 2014 when our bundling ratio was 2.13 (excluding mobile telephony in both cases).

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €48.8 for Q2 2015. This was up €1.9, or 4%, compared to the prior year period when the ARPU per customer relationship amounted to €46.9. Relative to the first six months of 2014, the ARPU per customer relationship grew 5% in H1 2015 to €48.8. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our “Play” and “Play More” premium entertainment services and, (iii) the benefit from the selective price increase on certain fixed services as of January 25, 2015. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

1.2    Broadband internet

At June 30, 2015, we served 1,543,400 broadband internet subscribers, equivalent to 52.7% of the homes passed by our network as compared to 51.1% at the end of Q2 2014. Net subscriber growth for our broadband internet service in Q2 2015 reached 8,900 as the second quarter is typically a softer sales quarter in our business as mentioned above (H1: 20,100). In Q2 2015, annualized churn for our broadband internet service reached 6.4%, equivalent to a 120 basis points decline compared to Q1 2015 when our churn was adversely impacted by the January 2015 price adjustments. We believe this reflects our continued efforts to provide an amazing customer experience both in and outside the home through reliable and high-speed broadband connections and our extensive WiFi coverage, which includes nearly 1.2 million active WiFi Homespots and 2,000 WiFi Hotspots in public areas.

1.3    Fixed-line telephony

At June 30, 2015, we served 1,187,500 fixed-line telephony subscribers (+7% year-on-year), equivalent to 40.6% of the homes passed by our network compared to 38.3% at June 30, 2014. In Q2 2015, we achieved 13,000 net fixed-line telephony subscriber additions (H1 2015: 28,000) as we continue to successfully cross-sell our “Whop” and “Whoppa” triple-play bundles to both our new and existing customers. The number of registered devices using our innovative VoIP app “Triiing” increased to approximately 358,600 at June 30, 2015, representing around 30% of our fixed-line telephony subscriber base already. In Q2 2015, annualized churn for our fixed-line telephony service reached 7.0%, representing a 190 basis points improvement compared to Q1 2015 when our churn was impacted by the January 2015 price adjustments.

1.4    Mobile telephony

In April 2015, we launched our “Family Deal” proposition, offering both new and existing “Whop“ and “Whoppa“ triple-play households recurring monthly discounts of €1 and €2, respectively, on their mobile tariff plans, when subscribing to two or more mobile services. In Q2 2015, we achieved a solid inflow of 29,200 net mobile postpaid subscriber acquisitions (H1 2015: 59,400). This broadly stable performance compared to the preceding quarter was driven by our new “Family Deal” offers and was achieved despite the intensely competitive environment. As a result, our mobile postpaid subscriber base reached 953,700 active SIMs at June 30, 2015, which was up 16% year-on-year.

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Annualized churn for our mobile services improved 280 basis points sequentially to 13.1%, and was also 90 basis points lower compared to the prior year period. As such, annualized churn for our mobile services reached its lowest level since the launch of our “King” and “Kong” tariff plans mid-2012.

The ARPU generated by our mobile subscribers reached €26.1 in Q2 2015, including interconnection. The modest 3% decrease compared to the prior year period was primarily driven by continued pressure on SMS usage and the conversion of certain legacy mobile tariff plans to our latest mobile rate plans, including “King Supersize”. On a sequential basis, the 2% increase in mobile ARPU was driven by higher out-of-bundle revenue, partially offset by the continued pressure on SMS usage.

On April 18, 2015, a subsidiary of Telenet entered into a sale and purchase agreement to acquire all of the outstanding shares of BASE Company NV from subsidiaries of Koninklijke KPN N.V. (“KPN” or the “sellers”) for €1,324.4 million. The acquisition of BASE Company is subject to customary closing conditions, including merger approval from the relevant competition authorities, and is expected to close by the end of March 2016. The sale and purchase agreement provides that in the event the relevant competition authorities fail to approve the transaction, Telenet would be required to pay the sellers a termination fee of €100.0 million. If the transaction is completed, the acquisition is expected to provide Telenet long-term mobile access to effectively compete for future growth opportunities in the mobile market.

1.5    Video

Enhanced video
At June 30, 2015, we served 1,693,900 enhanced video customers as we added 5,800 net subscribers in Q2 2015 (H1 2015: 13,800). As of June 30, 2015, approximately 82% of our video customers subscribed to our enhanced video services compared to around 79% at June 30, 2014. At June 30, 2015, approximately 21% of our enhanced video subscribers were actively using our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and abroad through our WiFi Homespots and Hotspots. At June 30, 2015, our subscription VOD packages “Play” and “Play More” had 220,900 customers, up a strong 25% compared to Q1 2015 and driven in part by temporary promotions.

At June 30, 2015, 203,700 customers subscribed to our sports pay television channels, temporarily impacted by the end of the 2014-2015 football season throughout both domestic (“Jupiler Pro League”) and international leagues. The 2015-2016 Jupiler Pro League season started at the end of July 2015 and we will continue to broadcast all league matches on a non-exclusive basis. In July 2015, we launched “Play Sports”, replacing our former “Sporting Telenet” sports pay televisions channels. “Play Sports” combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. In addition, “Play Sports” features unrestricted 7-day catch-up TV, while the accompanying “Play Sports” app enables a TV anywhere/anytime experience across a myriad of devices and ecosystems, enriched with live updated statistics and match summaries.

Total video
Relative to March 31, 2015, subscribers to our total basic and enhanced video services decreased by 7,600 (H1 2015: 19,500) to 2,063,800 at June 30, 2015. The net organic subscriber loss in Q2 2015 was back in-line with the average churn witnessed in previous quarters after the increase in Q1 2015, which reflected the anticipated impact from the January 2015 price adjustments. The aforementioned organic loss rate excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers, offset by further growth in multiple-play subscribers, generating a higher ARPU relative to the basic video ARPU.

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2	Financial highlights

2.1    Revenue

For the first six months of 2015, we generated revenue of €892.1 million, representing a solid 6% increase compared to the prior year period when we produced revenue of €838.8 million. All of our revenue growth in the period was organic and directly driven by (i) solid multiple-play growth with the number of triple-play subscribers at June 30, 2015 up 8% compared to June 30, 2014, (ii) the benefit from the selective price increase on certain fixed services in January 2015, (iii) a €13.3 million higher contribution from our mobile activities, up 16% year-on-year, and (iv) a 14% increase in our business services revenue. In Q2 2015, we achieved revenue of €448.7 million, up 6% compared to €422.0 million generated in Q2 2014, reflecting the same growth drivers as mentioned above.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which includes, amongst others, (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our revamped subscription VOD packages “Play”, “Play More” and “Play Sports”, and (iii) our VOD platform, including both transactional and broadcasting-on-demand features. For the first six months of 2015, our video revenue amounted to €274.9 million (Q2 2015: €137.6 million) compared to €271.6 million in H1 2014. This modest 1% increase was driven by (i) higher recurring set-top box rental fees and (ii) growth in our premium subscription VOD business, partly offset by (i) a gradual decline in our total video subscriber base and (ii) lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our 1.5 million residential and small business broadband internet RGUs totaled €270.6 million for the first six months of 2015 (Q2 2015: €135.4 million) and was up 6% compared to the prior year period when we recorded broadband internet revenue of €254.5 million. Our revenue growth was driven by (i) 4% growth in our subscriber base and (ii) the benefit from the aforementioned price increase effective from the end of January 2015, in part offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under ‘Other’ revenue. For the first six months of 2015, our fixed-line telephony revenue increased 8% to €112.5 million (Q2 2015: €56.2 million) compared to €103.7 million for the prior year period driven by (i) a 7% increase in fixed-line telephony subscribers and (ii) the benefit from the aforementioned January 2015 price increase, partly offset by a growing proportion of bundle discounts.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our mobile telephony subscribers and out-of-bundle revenue, but excludes both (i) the interconnection revenue generated by these customers and (ii) revenue earned from handset sales. For the first six months of 2015, we generated mobile telephony revenue of €98.9 million (Q2 2015: €51.0 million), up €13.3 million compared to the prior year period. This robust 16% year-on-year revenue increase reflected continued double-digit growth in the number of postpaid subscribers, partially offset by a decrease in usage-related revenue per user.

BUSINESS SERVICES
The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €58.4 million for the first six months of 2015 (Q2 2015: €30.0 million), which was up 14% compared to the prior year period when our business services yielded revenue of €51.1 million. Our B2B revenue growth was primarily

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driven by (i) higher security-related revenue, (ii) higher revenue from business connectivity solutions, and (iii) higher revenue from carrier services for mobile.

OTHER
Other revenue primarily includes, among other items, (i) mobile handset sales, (ii) channel carriage fees, (iii) interconnection revenue from both our fixed-line and mobile telephony customers, (iv) product activation and installation fees, and (v) set-top box sales revenue. Other revenue reached €76.8 million for the first six months of 2015 (Q2 2015: €38.5 million) compared to €72.3 million for the prior year period. This 6% year-on-year revenue increase was predominantly driven by higher interconnection revenue generated by our mobile customers, partially offset by lower set-top box sales revenue.

2.2    Expenses

For the first six months of 2015, we incurred total operating expenses of €614.0 million, representing an increase of 9% compared to the prior year period when we incurred total operating expenses of €561.6 million. A 16% increase in network operating and service costs, reflecting the €12.5 million favorable impact from the settlement of certain operational contingencies in Q1 2014, in combination with 10% higher depreciation and amortization charges in the first six months of 2015 was partly offset by a 19% decrease in other costs, which included a €7.6 million favorable impact from the resolution of a contingency associated with universal service obligations in Q2 2015. Excluding these nonrecurring benefits in both H1 2015 and H1 2014, the underlying growth of our total operating expenses would have been lower. In Q2 2015, our total operating expenses represented €302.0 million, up 3% year-on-year, and which included the aforementioned €7.6 million benefit.

Our operating expenses represented approximately 69% of our revenue for H1 2015 as compared to approximately 67% for H1 2014. Cost of services provided as a percentage of our revenue reached approximately 55% for H1 2015 as compared to approximately 53% for H1 2014, which included the €12.5 million favorable impact from the settlement of certain operational contingencies in Q1 2014. Excluding this impact, cost of services provided as a percentage of our revenue was broadly stable year-on-year. Selling, general and administrative expenses represented approximately 14% of our overall revenue for both H1 2015 and H1 2014. Excluding the €7.6 million favorable impact from the resolution of a contingency associated with universal service obligations in Q2 2015, our selling, general and administrative expenses as a proportion of our revenue would have been slightly higher due to higher direct acquisition costs and higher charges related to share based compensation.

EMPLOYEE BENEFITS
Employee benefits reached €77.1 million in H1 2015 (Q2 2015: €38.5 million) and were broadly stable compared to the prior year period as a result of modest growth in our employee base, offset by lower bonus accruals.

DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €193.0 million in H1 2015 (Q2 2015: €94.3 million) compared to €176.0 million in H1 2014. The 10% year-on-year increase primarily reflected higher depreciation expenses related to set-top boxes and IT.

NETWORD OPERATING AND SERVICE COSTSts
Network operating and service costs continue to represent the largest portion of our total operating expenses and include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network-related expenses. Compared to H1 2014, our network operating and service costs increased €39.0 million from €239.0 million to €278.0 million in H1 2015. This 16% year-on-year increase in our network operating and service costs was primarily driven by (i) higher copyrights and content-related expenses, (ii) higher interconnection costs driven by continued growth in both our mobile and fixed-line telephony subscriber base and (iii) higher costs related to handset sales and subsidies leading to robust H1 2015 mobile telephony net subscriber additions. As a reminder, our network operating and service costs in Q1 2014 reflected a nonrecurring €12.5 million favorable impact from the settlement of certain operational contingencies, without which the increase in our network operating and service costs would have been lower. In Q2 2015, our network operating and service costs were €136.0

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million, up 5% year-on-year, with higher interconnection and content-related expenses being partly offset by lower handset subsidy costs relative to Q2 2014 due to timing variances in our offers.

ADVERTISING, SALES AND MARKETING
Advertising, sales and marketing expenses of €31.0 million in H1 2015 were broadly stable compared to the prior year period. Relative to Q2 2014, our advertising, sales and marketing expenses increased 17% to €17.5 million in Q2 2015, reflecting timing variances in some of our marketing campaigns and promotional activity around our new “Family Deal” proposition and campaigns surrounding our premium entertainment services.

OTHER COSTS, INCL. OPERATING CHARGES RELATED TO ACQUISITIONS OR DIVESTITURES AND RESTRUCTURING CHARGES
Our other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €28.2 million in H1 2015 (Q2 2015: €13.4 million) compared to €31.8 million in H1 2014. Our other costs in Q2 2015 included a €7.6 million nonrecurring benefit from the resolution of a contingency associated with universal service obligations. Excluding this impact, our other costs would have increased compared to H1 2014, reflecting higher business-supporting corporate advisory and legal fees.

2.3    Adjusted EBITDA and operating profit

For the first six months of 2015, we realized Adjusted EBITDA of €481.4 million, up 5% compared to the prior year period when we produced Adjusted EBITDA of €460.1 million. Our Adjusted EBITDA for H1 2015 and H1 2014 included favorable impacts of €7.6 million and €12.5 million, respectively, as mentioned above. Excluding these impacts in both periods, the underlying growth in our Adjusted EBITDA would have been slightly higher. The solid growth in our Adjusted EBITDA versus the prior year period was primarily driven by (i) accretive multiple-play growth, including the impact from the January 2015 price adjustments and (ii) our continued focus on managing our overhead expenses, partly offset by (i) higher content-related expenses, (ii) higher interconnection costs driven by growth in both our mobile and fixed-line telephony subscriber base and (iii) higher costs related to handset sales and subsidies. Our Adjusted EBITDA margin reached 54.0% in H1 2015 compared to 54.9% in H1 2014. This decline was mainly driven by a higher proportion of lower-margin mobile and premium content revenue in our overall mix and higher costs associated with handset sales and subsidies relative to H1 2014.

In Q2 2015, our Adjusted EBITDA reached €246.4 million, representing a solid 11% increase compared to Q2 2014 when we generated Adjusted EBITDA of €222.3 million. Our Adjusted EBITDA in Q2 2015 reflected the aforementioned €7.6 million benefit related to the resolution of a contingency associated with universal service obligations, without which our Adjusted EBITDA growth rate would have been lower. Our Adjusted EBITDA margin reached 54.9% in Q2 2015 compared to 52.7% in Q2 2014. Relative to Q2 2014, our Adjusted EBITDA margin improved as higher interconnection and content-related expenses were more than offset by (i) relatively lower costs associated with handset subsidies as the prior year period was impacted by the launch of our new “King Supersize” and 4G offers, and (ii) continued focus on operational excellence.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2015	2014	Change %	2015	2014	Change %

Adjusted EBITDA	246.4	222.3	11%	481.4	460.1	5%
Adjusted EBITDA margin	54.9%	52.7%		54.0%	54.9%

Share based compensation	(2.3)	(4.4)	-48%	(6.7)	(5.3)	26%
Operating charges related to acquisitions or divestitures	(3.1)	(0.8)	288%	(4.1)	(1.6)	156%
Restructuring charges	—	—	—	0.5	—	N.M.

EBITDA	241	217.1	11%	471.1	453.2	4%

Depreciation, amortization and impairment	(94.3)	(87.5)	8%	(193.0)	(176.0)	10%

Operating profit	146.7	129.6	13%	278.1	277.2	—

Net finance expense	(7.4)	(94.7)	-92%	(78.6)	(183.8)	(57%)
Share of the result of equity accounted investees	(1.1)	0.1	-1,200%	(2.2)	0.3	N.M.
Income tax expense	(48.0)	(25.0)	92%	(73.0)	(44.9)	63%

Profit for the period	90.2	10.0	802%	124.3	48.8	155%
N.M - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 9

We generated operating profit of €278.1 million in H1 2015 (Q2 2015: €146.7 million), which was broadly stable compared to the prior year period when our operating profit reached €277.2 million. Excluding the aforementioned nonrecurring benefits in both periods, growth in our operating profit would have been slightly higher as a result of 6% growth in our top line, partly offset by (i) higher network operating and service costs and (ii) higher depreciation and amortization charges.

2.4    Net result

FINANCE INCOME AND EXPENSES
For the first six months of 2015, our net finance expenses totaled €78.6 million compared to €183.8 million of net finance expenses incurred in H1 2014. The 57% year-on-year decrease in our net finance expenses was primarily driven by (i) a €40.0 million gain on derivative financial instruments recorded in H1 2015, reflecting a more favorable mark-to-market valuation of both our interest rate derivatives and foreign exchange derivatives, (ii) a 9% year-on-year decrease in interest expenses, foreign exchange loss and other finance expenses driven by the net decrease of €147.7 million in our overall indebtedness upon early redemption of the remaining outstanding amounts under certain Term Loans following the April 2014 refinancing and the favorable effects of the partial unwinding of our derivatives portfolio in December 2014, and (iii) a loss on extinguishment of debt of €7.3 million in Q2 2014 following the prepayment of certain Term Loans and the Senior Secured Notes due 2016 following the April 2014 refinancing. The combination of these elements also drove a strong improvement in our net finance expenses in Q2 2015 to €7.4 million versus the prior year period when we incurred net finance expenses of €94.7 million.

INCOME TAXES
We recorded income tax expenses of €73.0 million in H1 2015 (Q2 2015: €48.0 million) compared to income tax expense of €44.9 million in H1 2014, up 63% year-on-year.

NET INCOME
We earned net income of €124.3 million in H1 2015 (Q2 2015: €90.2 million), which was substantially higher compared to the €48.8 million we achieved in the prior year period, boosted by a €40.0 million gain on our derivative financial instruments whereas the prior year period showed a loss of €45.1 million in this respect.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
Our operating activities yielded net cash of €328.2 million in H1 2015, representing a 3% increase compared to the prior year period when our net cash from operating activities reached €317.3 million. During the first six months of 2015, we improved our working capital relative to the prior year period as a result of our increased focus on a tighter working capital management. Furthermore, we incurred €20.6 million lower cash interest expenses compared to H1 2014 for the reasons mentioned above. The solid growth in our Adjusted EBITDA, the improvement in our working capital and lower cash interest expenses were partly offset by €77.6 million higher cash taxes in Q1 2015. In Q2 2015, we generated €191.3 million of net cash from operating activities, up 4% year-on-year, driven by solid growth in our Adjusted EBITDA and lower cash interest expenses, partly offset by unfavorable movements in our working capital due to timing variances.

NET CASH USED IN INVESTING ACTIVITIES
We used €236.3 million of net cash in investing activities in H1 2015, up 50% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including (i) a cash payment of €15.7 million for the Belgian football broadcasting rights covering the second leg of the 2014-2015 season, and (ii) a payment of €58.0 million for the 50% investment in the local media company De Vijver Media. In Q2 2015, we used €68.8 million of net cash in investing activities compared to €56.6 million for the prior year period. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW
Free Cash Flow for the first six months of 2015 reached €145.1 million, representing a 4% decrease compared to the prior year period when we generated Free Cash Flow of €151.6 million. Despite significantly higher cash taxes paid in Q1 2015, we achieved a 3% improvement in net cash from operating activities, which was more than offset by higher

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 10

cash capital expenditures as mentioned above. In Q2 2015, we achieved Free Cash Flow of €120.5 million, which was up a strong €95.9 million sequentially as our Q1 2015 Free Cash Flow performance was adversely impacted by the settlement of cash taxes. Relative to Q2 2014, our Free Cash Flow decreased 3% in Q2 2015 as higher net cash from operating activities was offset by higher cash capital expenditures.

NET CASH USED IN FINANCING ACTIVITIES
Net cash used in financing activities was €49.1 million in H1 2015 compared to net cash used in financing activities of €192.0 million in H1 2014. The net cash used in financing activities in H1 2015 primarily reflected (i) €40.0 million of cash used within the framework of the Share Repurchase Program 2015, partly offset by €1.5 million of cash received from the sale of treasury shares, and (ii) €10.6 million related to capital lease repayments and other financial payments. In Q2 2015, we used €19.6 million of net cash in financing activities, which primarily reflected (i) ongoing share repurchases under the Share Repurchase Program 2015 for an amount of €15.0 million, net of the proceeds from the sale of treasury shares amounting to €1.5 million, and (ii) €6.1 million related to capital lease repayments and other financial payments.

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of June 30, 2015, we carried a total debt balance (including accrued interest) of €3,748.7 million, of which €1,357.0 million principal amount is owed under our 2010 Amended Senior Credit Facility and €1,900.0 million principal amount is related to the Senior Secured Notes issued in 2010, 2011 and 2012. Our total debt balance at June 30, 2015 also included €38.5 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In April 2015, we issued two new debt facilities under the 2010 Amended Senior Credit Facility for an aggregate amount of €1,000 million linked to the acquisition of BASE Company. Through Telenet International Finance S.à r.l., which acts as the group’s financing center, we issued a floating rate €800.0 million Term Loan (“Term Loan AA”) with a maturity of June 30, 2023 and a 3.50% margin over Euribor. In addition, we secured an additional €200.0 million Revolving Credit Facility (“Facility Z”) with a maturity of June 30, 2018 and a margin of 2.25% over Euribor. As the acquisition of BASE Company is still subject to regulatory approval, both facilities were fully undrawn at June 30, 2015. In addition to the new undrawn debt facilities discussed above, we also had full access on June 30, 2015 to two committed revolving facilities for a total amount of €322.9 million, as shown in the table below. Please refer to Section 3.2 - Subsequent events for updated information about our debt profile.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 11

DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at June 30, 2015.

Exhibit 2: Debt maturity table as of June 30, 2015

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2015
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan W	474.1	474.1	—	June 30, 2022	Floating | 3-month Euribor + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan Y	882.9	882.9	—	June 30, 2023	Floating | 3-month Euribor + 3.50%	Quarterly (Jan., April, July, Oct.)
Term Loan AA	800.0	—	800.0	June 30, 2023	Floating | 3-month Euribor + 3.50%	Not applicable
Revolving Credit Facility (Facility S)	36.9	—	36.9	December 31, 2016	Floating | 1-month Euribor + 2.75%	Not applicable
Revolving Credit Facility (Facility X)	286.0	—	286.0	September 30, 2020	Floating | 1-month Euribor + 2.75%	Not applicable
Revolving Credit Facility (Facility Z)	200.0	—	200.0	June 30, 2018	Floating | 1-month Euribor + 2.25%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed | 6.375%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed | 6.625%	Semi-annually (Feb. and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed | 6.25%	Semi-annually (Feb. and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating | 3-month Euribor+3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	4,579.9	3,257.0	1,322.9

CASH BALANCE AND AVAILABILITY OF FUNDS
At June 30, 2015, we held €231.9 million of cash and cash equivalents compared to €129.0 million at March 31, 2015. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. Relative to Q1 2015, when our cash balance was adversely impacted by (i) a €77.6 million payment of cash taxes in Q1 2015, (ii) the cash payment for the second leg of the Belgian football broadcasting rights for the 2014-2015 season, (iii) the acquisition of a 50% stake in De Vijver Media NV and (iv) the start of our Share Repurchase Program 2015, we generally had less cash outflow in the second quarter. At June 30, 2015, we had access to three committed revolving facilities of €522.9 million, subject to compliance with the covenants mentioned below, and excluding the fully undrawn Term Loan AA of €800.0 million.

NET LEVERAGE RATIO
As of June 30, 2015, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.4x as compared to 3.7x at March 31, 2015. The sequential decrease in our net leverage ratio was primarily attributable to the robust growth in our Consolidated Annualized EBITDA in the second quarter as mentioned above, while our overall Net Total Debt remained broadly stable quarter-on-quarter. As a reminder, our net leverage ratio does not yet reflect the acquisition of BASE Company, which is pending regulatory approval. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 12

2.7    Capital expenditures

Accrued capital expenditures reached €161.1 million for the first six months of 2015 (Q2 2015: €71.5 million), representing approximately 18% of our revenue versus approximately 22% in H1 2014. Compared to the prior year period, our accrued capital expenditures showed a substantial decrease of 14%, driven by (i) significantly lower set-top box related capital expenditures and (ii) 14% lower capital expenditures for customer installations, partly offset by higher network-related investments. Our accrued capital expenditures for both H1 2015 and H1 2014 reflected the recognition of the Jupiler Pro League broadcasting rights for the 2015-2016 and 2014-2015 seasons, respectively. Under EU IFRS, these non-exclusive broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding these broadcasting rights, our accrued capital expenditures represented around 15% of our revenue for the first six months of 2015 and around 18% for the prior year period.

Set-top box related capital expenditures decreased €16.8 million from €20.0 million in H1 2014 to €3.2 million in H1 2015 (Q2 2015: €1.7 million), reflecting modest growth in our enhanced video subscriber base offset by continued decreases in inventory levels. In H1 2015, set-top box related capital expenditures represented approximately 2% of our total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season.

Capital expenditures for customer installations totaled €29.5 million in H1 2015 (Q2 2015: €14.8 million), or approximately 22% of total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season. The 14% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year in addition to efficiencies as customers increasingly opted for self-installation. In July 2015, we accelerated proactive visits to our existing customer base to ensure optimal connectivity for our customers to Telenet’s services. Consequently, we expect capital expenditures for customer installations to gradually increase in H2 2015.

Accrued capital expenditures for network growth and upgrades increased 21% to €47.1 million in H1 2015 (Q2 2015: €28.0 million), and represented approximately 36% of total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season. The higher spending versus the prior year period was primarily driven by higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf”.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €81.3 million in H1 2015 (Q2 2015: €27.0 million) compared to €94.4 million in H1 2014 and included the Belgian football broadcasting rights for the 2015-2016 season and the 2014-2015 season respectively, as mentioned above.

This implies that approximately 60% of our accrued capital expenditures for the first six months of 2015 were scalable and subscriber growth related excluding the Belgian football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 13

3    Outlook and other information

3.1    Outlook for the year 2015

Having completed the first six months of 2015, in which we achieved top line and Adjusted EBITDA growth of 6% and 5%, respectively, and considering the current operating trends and competitive environment, we feel comfortable raising our full year outlook as presented on February 12, 2015. We now see revenue growth for the full year “between 5-6%” as compared to “between 4-5%” initially. Like in the first half, we expect our revenue growth in the second half to be driven by a combination of (i) higher cable subscription revenue, including a higher proportion of triple-play subscribers in our overall mix and the benefit from the January 2015 price adjustments, partly offset by higher discounts and temporary promotions, (ii) a higher contribution from our mobile telephony business on the back of solid net subscriber growth and, (iii) a good performance overall for our B2B activities.

Having achieved solid Adjusted EBITDA growth of 5% for the first six months of the year, we now see Adjusted EBITDA for the full year “between 4-5%” as compared to “around 4%” initially compared to €900.0 million of Adjusted EBITDA we reported for the full year 2014. Our Adjusted EBITDA guidance for the full year 2015 takes into account the nonrecurring €7.6 million benefit from the resolution of a contingency associated with universal service obligations, while we also expect to incur costs as from the second half related to the acquisition and the integration of BASE Company in addition to higher costs related to the aforementioned proactive customer visits.

We see accrued capital expenditures, excluding the recognition of the Jupiler Pro League broadcasting rights for the 2015-2016 season, at “around 20%” of our revenue compared to “around 21%” initially due to the timing of certain planned network investments and general efficiencies in our network upgrade program. This implies that we anticipate a higher level of investments in the second half as a result of network-related investments and the ramp-up of our proactive customer visits in the second half.

The combination of healthy organic Adjusted EBITDA growth and lower capital intensity results in an improved Free Cash Flow outlook of “between €250-260 million” for the full year compared to “€240-250 million” initially. This implies robust growth compared to €237.5 million of Free Cash Flow we generated in 2014 as significantly higher cash taxes paid relative to last year are partly offset by solid underlying growth in our Adjusted EBITDA, a targeted improvement in our working capital and lower cash interest expenses as a result of our optimized derivatives portfolio.

Exhibit 3: Outlook FY 2015

	Outlook FY 2015	Outlook FY 2015
	(as presented on February 12, 2015)	(as presented on July 30, 2015)
Revenue growth	4 - 5%	5 - 6%
Adjusted EBITDA growth	Around 4%	4 - 5%
Accrued capital expenditures, % of revenue	Around 21%(1)	Around 20%(1)
Free Cash Flow	€240.0 - 250.0 million(2)	€250.0 - 260.0 million(2)
(1) Excluding the recognition of the Belgian football broadcasting rights.
(2) Assuming the tax payment on our 2014 tax return will not occur until early 2016, and excluding additional cash interest expenses incurred for the new debt facilities related to the acquisition of BASE Company.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 14

3.2    Subsequent events

NET €85.0 MILLION INCREASE OF AVAILABLE COMMITMENTS UNDER OUR REVOLVING CREDIT FACILITIES
On July 1, 2015, Telenet International Finance S.à r.l., which acts as the group’s financing center, entered into an additional €95.0 million Revolving Credit Facility (“Facility X2”, subsequently merged into Facility X). A total of €85.0 million of net new commitments were complemented by a €10.0 million transfer from Facility S (maturity: December 31, 2016). The terms and conditions of this new facility are identical to the ones of Facility X, meaning (i) an availability period up to September 30, 2020; (ii) a margin of 2.75% over Euribor and; (iii) a commitment fee of 40% of the aforementioned margin to be paid on a quarterly basis. As a result, we now have full access to a committed Revolving Credit Facility of €607.9 million, subject to compliance with certain covenants and debt service requirements as mentioned above.

NEW €530 MILLION 4.875% SENIOR SECURED FIXED RATE NOTES DUE 2027
On July 22, 2015, the Company announced the issuance of €530 million 4.875% Senior Secured Fixed Rate Notes due 2027 (the “Notes”). The Notes have been issued by Telenet Finance VI Luxembourg S.C.A. (the “Issuer”), an independent financing company, which is consolidated by and was incorporated at the direction of Telenet to issue the Notes in the international debt markets. The proceeds of the Notes will be loaned by the Issuer to Telenet International Finance S.à r.l. as an additional facility under Telenet’s existing Senior Credit Facility (the “Senior Credit Facility”). The Notes will be the obligations of the Issuer alone and not of, or guaranteed in any way by, Telenet Group Holding NV, Telenet NV or any of their subsidiaries. Telenet International Finance S.à r.l. intends to use the net proceeds from the additional facility to prepay Facility M under the Senior Credit Facility. Telenet Finance Luxembourg S.C.A. will in turn use the proceeds from the prepayment of Facility M to redeem its €500 million aggregate principal amount of Senior Secured Notes due 2020.

3.3    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises CVBA, represented by Filip De Bock, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six months ended June 30, 2015.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 15

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended		June 2015	June 2014	Change %

Total Services

Homes passed - Combined Network (11)	2,926,000	2,926,000	2,905,000	1%

Video
Basic video (4)	369,900	369,900	431,800	-14%
Enhanced video (5)	1,693,900	1,693,900	1,661,000	2%
Total video	2,063,800	2,063,800	2,092,800	-1%

Internet
Residential broadband internet	1,478,500	1,478,500	1,447,100	2%
Business broadband internet	64,900	64,900	38,700	68%
Total broadband internet (6)	1,543,400	1,543,400	1,485,800	4%

Fixed-line telephony
Residential fixed-line telephony	1,147,400	1,147,400	1,096,700	5%
Business fixed-line telephony	40,100	40,100	15,000	167%
Total fixed-line telephony (7)	1,187,500	1,187,500	1,111,700	7%

Mobile telephony (8)	953,700	953,700	820,600	16%

Total services (excl. mobile telephony) (12)	4,794,700	4,794,700	4,690,300	2%

Churn(13)

Video		6.6%	6.6%
Broadband internet		6.4%	6.4%
Fixed-line telephony		7.0%	6.7%

Customer relationship information - Combined Network

Triple-play customers		1,058,700	979,000	8%
Total customer relationships(9)		2,181,400	2,199,200	-1%
Services per customer relationship(9)		2.20	2.13	3%
ARPU per customer relationship (in € / month)(10)		48.8	46.9	4%

In Q2 2015, 25,100 and 24,000 residential broadband internet and residential fixed-line telephony subscribers, respectively, were reclassed to business broadband internet and business fixed-line telephony subscribers.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 16

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated financial statements
5.1    EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

	For the three months ended			For the six months ended
(€ in millions, except shares and per share amounts)	June 30,			June 30,
	2015	2014	Change %	2015	2014	Change %
Profit for the period
Revenue

Revenue	448.7	422.0	6%	892.1	838.8	6%
Expenses
Cost of services provided	(240.2)	(232.8)	3%	(492.0)	(444.8)	11%
Gross Profit	208.5	189.2	10%	400.1	394.0	2%
Selling, general & administrative expenses	(61.8)	(59.6)	4%	(122.0)	(116.8)	4%
Operating profit	146.7	129.6	13%	278.1	277.2	—
Finance income	52.6	0.1	N.M.	40.9	0.3	N.M.
Net interest income and foreign exchange gain	0.7	0.1	600%	0.9	0.3	200%
Net gain on derivative financial instruments	51.9	—	N.M.	40.0	—	N.M.
Finance expenses	(60.0)	(94.8)	-37%	(119.5)	(184.1)	-35%
Net interest expense, foreign exchange loss and other finance expenses	(60.0)	(65.5)	-8%	(119.5)	(131.7)	-9%
Net loss on derivative financial instruments	—	(22.0)	-100%	—	(45.1)	-100%
Loss on extinguishment of debt	—	(7.3)	-100%	—	(7.3)	-100%
Net finance expense	(7.4)	(94.7)	-92%	(78.6)	(183.8)	-57%
Share of the result of equity accounted investees	(1.1)	0.1	N.M.	(2.2)	0.3	N.M.
Profit before income tax	138.2	35.0	295%	197.3	93.7	111%
Income tax expense	(48.0)	(25.0)	92%	(73.0)	(44.9)	63%
Profit for the period	90.2	10.0	802%	124.3	48.8	155%

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Deferred tax	—	—	—	—	(0.7)	-100%
Other comprehensive loss for the period, net of income tax	—	—	—	—	(0.7)	-100%
Total comprehensive income for the period	90.2	10.0	802%	124.3	48.1	158%

Profit attributable to:	90.2	10.0	802%	124.3	48.8	155%
Owners of the Company	90.2	10.0	802%	124.3	48.8	155%
Non-controlling interests	—	—	—	—	—	—

Total comprehensive income for the period, attributable to:	90.2	10.0	802%	124.3	48.1	158%
Owners of the Company	90.2	10.0	802%	124.3	48.1	158%
Non-controlling interests	—	—	—	—	—	—

Weighted average shares outstanding	116,442,320	115,577,425		116,593,880	115,464,134
Basic earnings per share	0.77	0.09		1.07	0.42
Diluted earnings per share	0.77	0.09		1.06	0.42

Revenue by Nature
Subscription revenue:
Video	137.6	136.3	1%	274.9	271.6	1%
Broadband internet	135.4	128.2	6%	270.6	254.5	6%
Fixed-line telephony	56.2	52.5	7%	112.5	103.7	8%
Cable subscription revenue	329.2	317.0	4%	658	629.8	4%
Mobile telephony	51.0	43.8	16%	98.9	85.6	16%
Total subscription revenue	380.2	360.8	5%	756.9	715.4	6%
Business services	30.0	25.4	18%	58.4	51.1	14%
Other	38.5	35.8	8%	76.8	72.3	6%
Total Revenue	448.7	422.0	6%	892.1	838.8	6%

Expenses by Nature
Employee benefits	38.5	40.0	-4%	77.1	78.2	-1%
Share based compensation	2.3	4.4	-48%	6.7	5.3	26%
Depreciation	66.6	62.3	7%	134.0	123.1	9%
Amortization	17.6	14.9	18%	34.7	29.3	18%
Amortization of broadcasting rights	10.2	10.9	-6%	24.8	24.7	—
Gain on disposal of property and equipment and other intangible assets	(0.1)	(0.6)	-83%	(0.5)	(1.1)	-55%
Network operating and service costs	136.0	129.7	5%	278.0	239.0	16%
Advertising, sales and marketing	17.5	15.0	17%	31.0	31.3	-1%
Other costs	10.3	15.0	-31%	24.6	30.2	-19%
Operating charges related to acquisitions or divestitures	3.1	0.8	288%	4.1	1.6	156%
Restructuring charges	—	—	—	(0.5)	—	N.M.

Total Expenses	302.0	292.4	3%	614.0	561.6	9%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 17

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2015	2014	Change %	2015	2014	Change %

Cash flows from operating activities
Profit for the period	90.2	10.0	802%	124.3	48.8	155%
Depreciation, amortization, impairment and restructuring changes	94.3	87.5	8%	192.5	176.0	9%
Working capital changes and other non cash items	(4.1)	18.4	N.M.	33.0	(20.0)	N.M.
Income tax expense	48.0	25.0	92%	73.0	44.9	63%
Net interest expense, foreign exchange loss and other finance expenses	59.3	65.4	-9%	118.6	131.4	-10%
Net loss on derivative financial instruments	(51.9)	22.0	N.M.	(40.0)	45.1	N.M.
Loss on extinguishment of debt	—	7.3	-100%	—	7.3	-100%
Cash interest expenses and cash derivatives	(44.5)	(50.9)	-13%	(95.6)	(116.2)	-18%
Income taxes paid	—	—	0	(77.6)	—	N.M.

Net cash from operating activities	191.3	184.7	4%	328.2	317.3	3%

Cash flows from investing activities
Purchases of property and equipment	(48.8)	(43.9)	11%	(117.1)	(109.0)	7%
Purchases of intangibles	(20.2)	(14.1)	43%	(61.3)	(51.0)	20%
Acquisition of and loans to equity accounted investees	(0.6)	—	N.M.	(59.8)	—	N.M.
Proceeds from sale of property and equipment	0.8	1.4	-43%	1.9	2.5	-24%
Purchase of broadcasting rights for resale purposes	—	(1.6)	-100%	—	(7.1)	-100%
Proceeds from the sale of broadcasting rights for resale purposes	—	1.6	-100%	—	7.1	-100%

Net cash used in investing activities	(68.8)	(56.6)	22%	(236.3)	(157.5)	50%

Cash flows from financing activities
Repayments of loans and borrowings	—	(721.4)	-100%	—	(721.4)	-100%
Proceeds from loans and borrowings	—	573.7	-100%	—	573.7	-100%
Repurchase of own shares	(15.0)	(25.2)	-40%	(40.0)	(48.2)	-17%
Sale of own shares	1.5	14.3	-90%	1.5	14.3	-90%
Other financing activities (incl. finance leases)	(6.1)	(3.8)	61%	(10.6)	(10.4)	2%

Net cash used in financing activities	(19.6)	(162.4)	-88%	(49.1)	(192.0)	-74%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	129.0	216.1	-40%	189.1	214.1	-12%
Cash at end of period	231.9	181.9	27%	231.9	181.9	27%

Net cash generated (used)	102.9	(34.3)	N.M.	42.8	(32.2)	N.M.

Free Cash Flow
Net cash from operating activities	191.3	184.8	4%	328.2	317.3	3%
Cash payments for direct acquisition and divestiture costs	1.8	1.0	80%	1.9	1.0	90%
Purchases of property and equipment	(48.8)	(43.9)	11%	(117.1)	(109.0)	7%
Purchases of intangibles	(20.2)	(14.1)	43%	(61.3)	(51.0)	20%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.4)	(1.3)	-69%	(0.9)	(2.5)	-64%
Principal payments on post acquisition additions to network leases	(3.2)	(2.5)	28%	(5.7)	(4.2)	36%
Free Cash Flow	120.5	124.0	-3%	145.1	151.6	-4%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 18

5.3    EU IFRS condensed consolidated statement of financial position
(unaudited)

(€ in millions)	June 30,	December 31,	Change
	2015	2014

ASSETS
Non-current Assets:
Property and equipment	1,374.8	1,417.5	(42.7)
Goodwill	1,241.8	1,241.8	—
Other intangible assets	256.0	248.4	7.6
Deferred tax assets	97.3	102.0	(4.7)
Investments in equity accounted investees	59.0	1.4	57.6
Other assets	6.8	2.3	4.5
Total non-current assets	3,035.7	3,013.4	22.3

Current Assets:
Inventories	19.2	17.1	2.1
Trade receivables	120.8	111.7	9.1
Other current assets	72.3	77.8	(5.5)
Cash and cash equivalents	231.9	189.1	42.8
Total current assets	444.2	395.7	48.5

TOTAL ASSETS	3,479.9	3,409.1	70.8

EQUITY AND LIABILITIES
Equity:
Share capital	12.7	12.7	—
Share premium and other reserves	1,004.7	1,019.1	(14.4)
Retained loss	(2,275.7)	(2,394.3)	118.6
Remeasurements	(10.5)	(10.5)	—
Total equity attributable to owners of the Company	(1,268.8)	(1,373.0)	104.2
Non-controlling interests	10.7	10.7	—
Total equity	(1,258.1)	(1,362.3)	104.2

Non-current Liabilities:
Loans and borrowings	3,657.3	3,654.7	2.6
Derivative financial instruments	83.0	114.2	(31.2)
Deferred revenue	1.1	1.7	(0.6)
Deferred tax liabilities	135.5	133.4	2.1
Other liabilities	73.5	82.6	(9.1)
Total non-current liabilities	3,950.4	3,986.6	(36.2)

Current Liabilities:
Loans and borrowings	91.4	78.8	12.6
Trade payables	109.5	114.4	(4.9)
Accrued expenses and other current liabilities	332.9	325.2	7.7
Deferred revenue	75.9	73.0	2.9
Derivative financial instruments	24.3	28.4	(4.1)
Current tax liability	153.6	165.0	(11.4)
Total current liabilities	787.6	784.8	2.8

Total liabilities	4,738.0	4,771.4	(33.4)

TOTAL EQUITY AND LIABILITIES	3,479.9	3,409.1	70.8

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 19

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures.  Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 8.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit (“EBU”) basis, we count Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

(5)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber.  As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

(6)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(7)
Fixed-line telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(8)
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after a 90-day inactivity period.

(9)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(10)
Average monthly revenue (“ARPU”) per RGU and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, B2B revenue, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(11)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(12)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 20

separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts.

(13)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(14)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on July 30, 2015 at 2:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations:         Rob Goyens     - rob.goyens@staff.telenet.be          - Phone: +32 15 333 054
Thomas Deschepper     - thomas.deschepper@staff.telenet.be    - Phone: +32 15 366 645
Press & Media Relations:    Stefan Coenjaerts     - stefan.coenjaerts@staff.telenet.be     - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand “Telenet Business”. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2014 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the six months ended June 30, 2015 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisition of BASE Company NV on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2014 and the condensed consolidated interim financial statements for the six months ended June 30, 2015 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on July 30, 2015 at 7:00am CET